SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

DATE OF REPORT: February 28, 2006
(Date of earliest event reported)

Electric Aquagenics Unlimited, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	333-86830	87-0654478
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
of incorporation)		Identification Number)

1464 West 40 South, Suite 200	84042
Lindon, Utah	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (801) 443-1031

 N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.02  Appointment of Principal Officer.

On February 28, 2006, the Company named H. Warren Jaynes, 54, as its Chief Financial Officer. From 2000 to the date of his appointment as the Company’s CFO, Mr. Jaynes, a Certified Public Accountant, was engaged in a private consulting practice focusing on accounting and financial issues and corporate governance. From 1989 to 2000, Mr. Jaynes was Director of Corporate Accounting for Cordant Technologies, Inc., an international manufacturing company whose stock was traded on the New York Stock Exchange and for the year prior to that he was Executive Director of Select Health Plan, a division of Blue Cross and Blue Shield of Colorado. From 1985 to 1988 Mr. Jaynes was Controller of FHP Inc. of Utah, a division of FHP Inc. whose stock was listed on the Nasdaq exchange, and from 1983 through 1985 he was Chief Financial Officer of Centennial Gold Corporation (private) and Marathon Gold Corporation (Nasdaq), both of which were gold and rare earth mining companies in Colorado. Mr. Jaynes spent over eight years practicing public accounting in the Salt Lake City office of Ernst & Young from 1975 to 1983 where he served as an audit manager before joining the mining companies. Mr. Jaynes is a licensed CPA in the State of Utah and a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants. He holds a Bachelors of Science degree in accounting from Brigham Young University.

In connection with his appointment as Chief Financial Officer, Mr. Jaynes received an option to purchase 300,000 shares of the Company’s common stock, at an exercise price of $2.76 per share, which will vest as to 100,000 shares on the first anniversary of the date of grant, and as to 25,000 shares upon the completion of each three month period thereafter, and which will expire five years from the date of grant. His initial base salary is $144,000, and he is eligible to receive incentive bonuses as determined by the Company’s Chief Executive Officer, Board of Directors or compensation committee. Mr. Jaynes is also entitled to a severance payment of twelve month’s base salary if his employment is terminated by the Company without cause. In addition, Mr. Jaynes would be entitled to receive these same severance benefits in the event of a change in control of the Company following which Mr. Jaynes’ role or responsibilities with the Company were significantly reduced.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRIC AQUAGENICS UNLIMTED, INC.

Date: March 6, 2006	By:	/s/ Gaylord M. Karren
Gaylord M. Karren
Chief Executive Officer